Exhibit 99.17

                                  NEWS RELEASE

For Immediate Release                              Contact: Tom McGraw
                                                   650-875-4865

                     FNB Bancorp Announces Earnings for 2003

South San Francisco, CA: January 21, 2004: FNB Bancorp (Bulletin Board FNBG), the holding company for First National Bank of Northern California, announced their unaudited results, that it has reached a new high in total assets of $429,130,000 compared to $401,834,000 a year earlier, an increase of 6.8%. Earnings were $4,141,000 for 2003 compared to $ 4,814,000 for 2002. The decline of $673,000 includes an increase in the loan loss provision of $630,000 and a continued erosion of net interest income of $1,662,000 offset by an increase on non-interest income of $718,000, a reduction of non-interest expense of $787,000 and a reduction of tax expense of $114,000. Basic earnings per share for 2003 was $1.63 compared to $1.88 for 2002 after adjusting for the company's 5% stock dividend.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

Tom McGraw
Chief Executive Officer

Tel: (650) 875-4865   Fax: (650) 588-9695